Exhibit 99.1

Brownie’s Marine Group Announces 16.5% Increase in Revenues YTD ending September 30, 2021 vs. Last Year

Pompano Beach, FL November 23, 2021 (Globe Newswire) - Brownie’s Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high-pressure air and industrial compressors in the marine industry, today announced results for the fiscal third quarter and nine-months ending September 30th, 2021.

Chris Constable, CEO of Brownie’s Marine Group, Inc. stated, “The Company continued sales growth momentum, albeit at a slower rate than the first six months due to the worldwide supply chain issues everyone is experiencing. We continue to invest in human capital to ensure that the growth we are experiencing will not diminish our customer service, and ensure that we are able to take advantage of every opportunity at profitability.”

3rd Fiscal Quarter Highlights

●	Pre-launch of BLU3, Inc.’s Nomad reached capacity for the first production allotments for September, and October;
●	The Company completed its first acquisition. The acquisition of Submersible Systems, Inc. strengthened our balance sheet, added manufacturing capacity and new product lines that fit perfectly into our portfolio of products;
●	Total net adjusted revenue increased 38.4% to $4.22 million YTD vs. $3.62 million in the same period last year;
●	Core business net revenue, excluding the one-time sale of the Blu3 ventilator program to the U.S. Military of $574,900 during the first nine months of 2020, increased 38.9% to $4.22 million versus $3.05 last year;
●	LW Americas year over year revenue for Q3, 2021 increased 51.1% to $119,400 versus $79,000 last year;
●	BLU3’s year over year revenue for Q3, 2021 (net of the BLU3Vent ventilator sale) increased 68.2% to $341,300 versus $202,900 last year;
●	At the close of the third quarter, cash and cash equivalents totaled $860,800, and the Company had a working capital surplus of $1,743,800.

Select Financial Metrics: Nine Months Ended September 30th, 2021, Comparisons

(in thousands)	YTD21	YTD20	Less: Vent Project	YTD-20 net of Vent project	Change
Total Net Revenues	$4,222.40	$3,626.00	$574.90	$3,051.10	38.39%
Legacy SSA Products – Brownies Third Lung	$2,419.90	$2,192.20	-	$2,192.20	10.39%
High Pressure Gas Systems – LW America’s	$477.10	$352.40	-	$352.40	35.39%
Ultra-Portable Tankless Dive Systems – Blu3	$1,204.30	$1,081.40	574.90	$506.50	137.77%
Redundant Air Tank System – Submersible Systems	$121.10	-	$0.00	$121.10	100.00%
Operating Income (loss)	$(1,229.30)	$(698.40)	$280.40	$(978.80)	-25.59%
Net Income (loss)	$(1,071.50)	$(710.70)	$280.40	$(991.10)	-8.11%
Adjusted Net Income (loss)	$(110.69)	$62.34	$461.80	$(399.46)	72.29%
NM = not measurable/meaningful

Chris Constable, CEO of Brownie’s Marine Group, added, “While the headline sales growth number is not as high as it was in the earlier part of the year, that’s purely a result of the global supply chain constraints that obviously we cannot control. The demand for our products continues to grow, and we believe that will be reflected in future quarters as these global logistics issues get sorted out.”

Robert M. Carmichael, President and Chairman of the Board added, “We are also excited to have officially completed the acquisition of Submersible Systems and start working with their team to help grow their operations. It’s the first major acquisition we have made in quite some time, and the first step in an M&A strategy we have put together to find unique companies in our industry that we can help scale and fit into the larger company we are building. We are continuing to pursue this strategy aggressively, and we are looking forward to announcing more about these efforts over the next several quarters.”

Non-GAAP Financial Measures

This press release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We report adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity-based compensation. We believe the presentation of adjusted net income (loss) enhances our investors’ overall understanding of the financial performance of our business.

We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

The following is an unaudited reconciliation of adjusted net income (loss) to net income (loss) for the periods presented:

	Nine Months Ended September 30,
	2021	2020
Net income (loss)	$(1,071,465)	$(654,200)
plus:
Stock issued for services	180,952	$250,721
Stock-based compensation incentive bonus shares issued to CEO and employees	-	$241,670
Stock-based compensation – options	$779,824	$533,300
Adjusted net income (loss)	$(110,689)	$371,491

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., is the parent company to a family of innovative brands with a unique concentration in the industrial, and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has three subsidiaries: Trebor Industries, Inc., founded in 1981, dba as “Brownie’s Third Lung”; BLU3, Inc.; and Brownie’s High-Pressure Services, Inc., dba LW Americas. The Company is headquartered in Pompano Beach, Florida.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021, and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.

Contact Information: (954)-462-5570

investors@browniesmarinegroup.com

Investor Relations: Hayden IR

Contact: Brett Maas (646) 536-7331

brett@haydenir.com